Exhibit 99.1

Press Release dated February 4, 2010

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For Immediate Release

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations and Treasurer

(920) 527-5045

Kristine Pavletich

Public Relations Specialist

(920) 527-5159

BEMIS ANNOUNCES 27th CONSECUTIVE ANNUAL CASH DIVIDEND INCREASE AND APPROVES
CFO SUCCESSION PLAN

NEENAH, WISCONSIN,  February 4, 2010 — Bemis Company, Inc. (NYSE: BMS) announced today that its Board of Directors has approved a 2.2 percent increase in the quarterly cash dividend, increasing it to 23.0 cents per share compared to the previous quarterly dividend of 22.5 cents per share.  The cash dividend is payable on March 1, 2010, to shareholders of record at the close of business on February 16, 2010.  This marks the 27th consecutive year that the Company has increased its dividend payment.  Bemis has been paying an annual dividend on its stock since 1922.

The Board of Directors has also announced the approval of a succession plan for Bemis Company’s Chief Financial Officer.  In accordance with the approved plan, at the May 6, 2010 scheduled meeting of the Board of Directors, Gene C. Wulf will step down as the Chief Financial Officer and assume a new role as Executive Vice President.  Scott B. Ullem, currently Bemis’ Vice President of Finance, will assume the title of Vice President and Chief Financial Officer.

Mr. Wulf was first elected an officer in May 1997.  He has held the position of Principal Accounting Officer from 1998 to 2002, and Chief Financial Officer since 2002.  In his new role as Executive Vice President, Mr. Wulf will focus on the integration of the anticipated acquisition of the Alcan Packaging Food Americas business, in addition to his continuing responsibilities related to Bemis’ global corporate strategy and implementation of SAP.

“Gene is a strong leader with an in-depth knowledge of all aspects of our business,” said Henry Theisen, President and Chief Executive Officer of Bemis Company.  “Having led Bemis’ Alcan Packaging Food Americas acquisition effort, Gene has the knowledge and experience to successfully lead the ongoing integration of this significant acquisition.  In addition, his industry experience, financial expertise, and attention to detail also make him a valuable resource on Bemis corporate strategy.”

Mr. Ullem joined Bemis in 2008 as Vice President of Finance. Prior to joining Bemis, he served as co-Head of Diversified Industries in Bank of America’s Global Corporate & Investment Banking Division.  Ullem worked at Bank of America from 2005 to 2008.  Prior to Bank of America, he spent 14 years at Goldman Sachs in New York and Chicago, most recently as a Managing Director in their Investment Banking Division.  Mr. Ullem received his Bachelor of Arts degree from DePauw University and his Masters of Business Administration from Harvard Business School.

“Scott has been an integral part of our management team since he joined Bemis in 2008,” said Theisen.  “He has been intimately involved in the development of corporate strategy, including the strategic planning and negotiation activities associated with our planned Alcan Packaging Food Americas acquisition,” said Theisen.  “On behalf of the board, I congratulate Scott on his new role and look forward to his continuing contributions to Bemis’ growth and success in the years ahead.”

About Bemis Company, Inc.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, the Company is included in the S&P 500 index of stocks and reported 2009 net sales of $3.5 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs over 16,000 individuals in 61 manufacturing facilities in 11 countries around the world.  More information about the Company is available at our website, www.bemis.com.

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